Exhibit 99.1

Investor Contact:

Karen Fisher

DivX, Inc.

858.882.6415

kfisher@divxcorp.com

Media Contact:

Jennifer Baumgartner

DivX, Inc.

503.901.5371

jbaumgartner@divxcorp.com

DIVX ANNOUNCES JERRY MURDOCK TO RESIGN FROM ITS

BOARD OF DIRECTORS

San Diego, CA – September 4, 2009 – DivX, Inc. (NASDAQ:DIVX), a digital media company, today announced that Jerry Murdock has submitted his resignation from the Board of Directors of the Company, effective December 31, 2009. Mr. Murdock joined the DivX board following Insight Venture Partners’ financing of the Company in 2005 and prior to DivX going public in September 2006.

“Since Jerry first joined as a director, we have benefited from his deep public board experience, as well as his strategic leadership and passion to make DivX successful,” said Kevin Hell, Chief Executive Officer, DivX, Inc. “We want to thank Jerry for helping the company grow and develop during his four-year tenure. His dedication to DivX and its board of directors has been invaluable.”

“We are grateful for the time, talent, commitment and wisdom that Jerry has brought to the DivX board,” stated Chris McGurk, Chief Executive Officer for Overture Films and Anchor Bay Entertainment, and Chairman for DivX’s Corporate Governance and Nominating Committee.

“It has been a privilege to work with DivX and be part of the creation of such a powerful consumer brand,” noted Jerry Murdock, Managing Director, Insight Venture Partners. “My best wishes for continued success go to DivX and all of my fellow board members.”

About DivX

DivX, Inc. is a digital media company that enables consumers to enjoy a high-quality video experience across any kind of device. DivX creates, distributes and licenses digital video technologies that span the “three screens” comprising today’s consumer media environment—the PC, the television and mobile devices. Over 200 million DivX devices have shipped into the market from leading consumer electronics manufacturers. DivX also offers content providers and publishers a complete solution for the distribution of secure, high-quality digital video content. Driven by a globally recognized brand and a passionate community of hundreds of millions of consumers, DivX is simplifying the video experience to enable the digital home. For more information, please visit www.divx.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding DivX’s visibility within the investment community. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause DivX’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to: the risk that customer use of DivX technology may not grow as anticipated; the risk that anticipated market opportunities may not materialize at expected levels, or at all; the risk that the Company’s activities may not result in the growth of profitable revenue; risks and uncertainties related to the maintenance and strength of the DivX brand; risks associated with DivX’s ability to penetrate existing and new markets; risks regarding the effects of competition; the risk of DivX’s dependence on its licensees and partners; risks related to the effect of intellectual property rights claims; and other factors discussed in the “Risk Factors” section of DivX’s most recent report filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. DivX is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

###